                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              MMI COMPANIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                                      LOGO

                              MMI COMPANIES, INC.
                               540 LAKE COOK ROAD
                              DEERFIELD, IL 60015

                     NOTICE OF ANNUAL STOCKHOLDERS MEETING

March 19, 1998

  The Annual Meeting of Stockholders of MMI Companies, Inc., a Delaware corporation (the "Company"), will be held on April 16, 1998, at 9:00 A.M. at 540 Lake Cook Road, Deerfield, Illinois, for the following purposes:

  1. To elect eight Directors to the classes whose terms expire at the Annual Meeting of Stockholders in 1999, 2000 and 2001 as more fully described in the accompanying Proxy Statement.

  2. To consider and vote upon the ratification of the appointment of Ernst & Young LLP as independent auditors of the financial statements of the Company for the fiscal year ending December 31, 1998.

  3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

  All stockholders are invited to attend, although only those stockholders of record at the close of business March 12, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.

  PLEASE SIGN AND DATE THE ACCOMPANYING PROXY FORM AND RETURN IT IN THE STAMPED, SELF-ADDRESSED ENVELOPE ENCLOSED FOR YOUR USE.

                                                 LOGO

                                                 Wayne A. Sinclair
                                                 Secretary

                                PROXY STATEMENT

                              MMI COMPANIES, INC.
                               540 LAKE COOK ROAD
                           DEERFIELD, ILLINOIS 60015

GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the board of directors (the "Board of Directors") of MMI Companies, Inc. (singly, or where the context requires, with its subsidiaries, the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on April 16, 1998 (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to elect directors, ratify the appointment of Ernst & Young LLP as the auditors of the financial statements of the Company for 1998 and transact such other business as may properly come before the Annual Meeting.

  Only holders of shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), are entitled to vote at the Annual Meeting. As of December 31, 1997, the Company had 18,831,822 shares of Common Stock outstanding. Only stockholders of record at the close of business on March 12, 1998, will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote for each share of Common Stock outstanding in his or her name on the records of the Company. Item 1--Election of Directors, requires the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Item 2--Ratification of Appointment of Independent Auditors, requires an affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the approval of any matter submitted to the stockholders for a vote, abstentions will be treated as votes against, and if a broker indicates on a proxy that it does not have discretionary authority to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  All proxies duly executed and received will be voted on all business properly presented at the Annual Meeting. Proxies that specify a vote on a proposal will be voted in accordance with such specification. Proxies that do not specify a vote on a proposal will be voted in favor of the proposal. The Board of Directors knows of no other business to be brought before the Annual Meeting. However, if other business is properly brought before the Annual Meeting, the holders of the proxies will vote on those proposals at their discretion. However, a stockholder voting by means of a proxy has the power to revoke it at any time before it is exercised by submitting another proxy bearing a later date, by notifying the Secretary of the Company in writing of such revocation, or by voting in person at the Annual Meeting.

  The Company will pay the expense of soliciting proxies. Proxies will be solicited by mail. Proxies may also be solicited by telephone calls or personal calls by officers, directors, or employees of the Company, none of whom will be specially compensated for soliciting proxies. In addition, the Company may retain the services of a proxy soliciting firm to assist in the solicitation. This Proxy Statement and the accompanying proxy were mailed on or about March 19, 1998. The Company's 1997 Annual Report to Stockholders accompanies this Proxy Statement.

ITEM 1. ELECTION OF DIRECTORS

  The Board of Directors has nominated eight persons for election at the Annual Meeting. Richard R. Barr and F. Laird Facey, M.D. are nominated for the class of directors whose term expires at the annual meeting of stockholders to be held in 2000. George B. Caldwell, Alan C. Guy, Timothy R. McCormick, Scott S. Parker and Robert A. Spass are nominated for the class of directors whose term expires at the annual meeting of stockholders to be held in 2001. Joseph D. Sargent, currently serving in the class of directors whose term expires at the annual meeting of stockholders to be held in 2000, has agreed to stand for election to the class whose term expires in 1999 in order to have a balanced number of directors in each class. Each of the nominees is currently serving as a director. Mr. Spass was appointed to the Board of Directors and is nominated for election pursuant to an acquisition agreement dated June 25, 1997 by and between the

Company and Unionamerica Holdings plc (singly, or where the context requires, with its subsidiaries, "Unionamerica"), whereby the Company agreed to use its best efforts to nominate Mr. Spass and Ian G. Sinclair for a three-year term as directors. Mr. Sinclair has served as a director since January 1, 1998. He has decided not to stand for election.

  The persons named on the accompanying proxy intend to vote in favor of all nominees, all of whom have agreed to serve. If any nominee should, before the meeting, become unavailable for election, the holders of the proxy may exercise their discretion to vote for the election of such substitute person as the Board of Directors may recommend.

  The Restated Certificate of Incorporation permits the Board of Directors to adopt a resolution from time to time establishing the size of the Board of Directors. The size of the Board of Directors effective as of the Annual Meeting will be set at fourteen members.

  Nominations of persons for election to the Board of Directors of the Company may be made at the Annual Meeting only (i) by or at the direction of the Board of Directors or (ii) by a stockholder of the Company entitled to vote for the election of Directors at the meeting who complies with the following procedures. The Nominating Committee will consider nominations made in accordance with procedures set forth below. Nominations by stockholders must be made by timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the Company not later than the close of business on March 30, 1998. Such stockholder's notice shall set forth (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Company's books, of such stockholder and (y) the number of shares of Common Stock the stockholder beneficially owns. The officer of the Company or other person presiding at the Annual Meeting will, if the facts so warrant, determine and declare to the Annual Meeting that a nomination was not made in accordance with such provisions and, if he or she should so determine, he or she will so declare to the Annual Meeting and the defective nomination will be disregarded. In any event, only eight directors will be elected at the Annual Meeting.

NOMINEES FOR ELECTION

  Richard R. Barr, age 58, retired in 1995 as President of Presbyterian Healthcare Services in Albuquerque, New Mexico. He is presently Executive Vice President of Rust Tractor Company in Albuquerque, New Mexico. Mr. Barr has been a director of the Company since 1986.

  George B. Caldwell, age 67, has been Chairman of the Collier Company since 1990 and was President Emeritus of Lutheran General HealthSystem in Park Ridge, Illinois from 1990 to 1995. Mr. Caldwell has been a director of the Company since 1983. Mr. Caldwell is also a director of Transcend Services, Inc.

  F. Laird Facey, M.D., age 66, is a general surgeon affiliated with Daniel Freeman Hospitals, Inc. in Inglewood, California. Dr. Facey has been a director of the Company since 1983.

  Alan C. Guy, age 50, has been President and Chief Executive Officer of Covenant Health since 1996. He was President and Chief Executive Officer of Fort Sanders Alliance from 1985 to 1996. Mr. Guy was appointed to the Board of Directors in 1998.

  Timothy R. McCormick, age 52, has been President of the Unity Health System in Rochester, New York since 1977. Mr. McCormick has been a director of the Company since 1986.

  Scott S. Parker, age 63, has been President and Chief Executive Officer of Intermountain Health Care, Inc. in Salt Lake City, Utah since 1975. Mr. Parker has been a director of the Company since 1986. Mr. Parker is also a director of First Security Corporation, Questar Corporation and First Consulting Group Inc.

  Joseph D. Sargent, age 68, has been the Vice Chairman and Treasurer of Connecticut Surety Corporation since February 1998 and was Chairman from 1993 to 1998. Mr. Sargent is also a director of Trenwick Group, Inc., Executive Risk, Inc., Policy Management Systems Corporation, Mutual Risk Management Ltd.,
E. W. Blanch Holdings, Inc. and Command Systems Inc. Mr. Sargent has been a director of the Company since 1985.

  Robert A. Spass, age 41, has served as Managing Partner of Insurance Partners Advisors, L.P. since 1994. He has been President and Chief Executive Officer of International Insurance Advisors, Inc. since 1990. Mr. Spass was appointed to the Board of Directors in 1998. He is also a director of Superior National Insurance Group, Inc., Highlands Insurance Group, Inc., Tarquin plc, Charman Group Ltd. and Charman Underwriting Agency Ltd.

CONTINUING AS DIRECTORS

  B. Frederick Becker, age 51, is Chairman and Chief Executive Officer. Mr. Becker joined the Company as its President in 1985. Mr. Becker has been a director of the Company since 1985 and his term ends in 1999. Mr. Becker is also a director of Transcend Services, Inc.

  K. James Ehlen, M.D. age 53, has been President of Allina Health System in Minneapolis, Minnesota since 1994. He served as Chief Executive Officer of Medica Health Plans from 1991 to 1994. Dr. Ehlen was elected to the Board of Directors in 1997 and his term ends in 1999.

  William M. Kelley, age 62, has been Chairman of Hill-Rom in Batesville, Indiana since 1995. He served as President of Hill-Rom from 1992 to 1995. Mr. Kelley has been a director of the Company since 1993 and his term ends in 2000.

  Andrew D. Kennedy, age 54, is a Partner with Beachcroft Stanleys, London solicitors, with whom he has been affiliated since 1970. Mr. Kennedy has been a director of the Company since 1996 and his term ends in 1999.

  Gerald L. McManis, age 61, is President of McManis Associates, Inc. ("McManis Associates"), a subsidiary of the Company. He joined the Company in 1993 when the Company acquired McManis Associates. Prior to the acquisition, Mr. McManis was President of McManis Associates, which he co-founded in 1964. Mr. McManis is a director of Magellan Health Services, Inc. Mr. McManis has been a director of the Company since 1994 and his term ends in 2000.

  Edward C. Peddie, age 56, has been President of SantaFe Healthcare in Gainesville, Florida since 1978. Mr. Peddie has served as President and CEO of AvMed, Inc. since 1986. Mr. Peddie has been a director of the Company since 1990 and his term ends in 1999.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has appointed an Executive and Finance Committee, an Audit Committee, an Investment Committee, a Personnel and Compensation Committee and a Nominating Committee. The Executive and Finance Committee has, during the interim between meetings of the Board of Directors, all of the authority of the Board of Directors, except such authority denied such committee by the Company's Restated Certificate of Incorporation and bylaws or by law. The Executive and Finance Committee consists of Messrs. Barr, Becker, Caldwell, Sargent and Dr. Facey, and met eleven times in 1997. The Audit Committee is composed of five non-employee directors, Messrs. Guy, McCormick and Peddie, and Drs. Ehlen and Facey, and oversees the selection and retention of an independent auditor and has responsibility for the content and oversight of the audit program, including review of the effectiveness of the Company's corporate accounting and financial practices and the adequacy of its internal controls. The Audit Committee met six times in 1997. The Investment Committee determines the Company's investment policy and reviews the actions of the Company and its investment advisors. The Investment Committee consists of Messrs. Barr, Kennedy, McManis and Spass, and met four times in 1997. The Personnel and Compensation Committee is composed of four non-employee directors, Messrs. Kelley, Parker, Sargent and Dr. Facey, and fixes the compensation and benefits of the Chief Executive Officer and such other officers or staff persons employed by the Company or its subsidiaries who report directly to its Chief Executive Officer. The Personnel and Compensation Committee met six times in 1997. The Nominating Committee prepares and presents to the Board of Directors a slate of directors which such committee proposes for election. The Nominating Committee consists of Messrs. Kelley, Peddie and Sargent and met six times in 1997.

  During the fiscal year ended December 31, 1997, the Board of Directors met seven times. Each director was present at seventy-five percent or more of the aggregate number of meetings of the Board of Directors and the total number of meetings held by committees of the Board of Directors on which such director served.

DIRECTOR COMPENSATION

  Non-employee directors receive an annual fee of $15,000 and $1,100 per meeting day attended. Chairmen of Committees of the Board of Directors receive an additional annual fee of $2,000. Annual and meeting fees may be received in cash or may be deferred. Directors may receive annual and meeting fees in lieu of cash in the form of stock issued at 85% of fair market value. In addition, non-employee directors receive life insurance under a group universal life insurance policy with a death benefit of $100,000, receive travel and accident insurance for Company related trips with variable benefits ranging from $62,500 to $250,000, participate in the 1993 Non-Employee Directors' Formula Stock Option Plan (the "1993 Director Stock Option Plan") and participate in the Board of Directors Retirement Plan ("Retirement Plan").

  The Retirement Plan was suspended as of February 26, 1998. All current non-employee directors, upon retirement from the board, who completed at least one year of service as of February 26, 1998 will receive a benefit of $15,000 per year served on the Board of Directors prior to February 26, 1998, with a maximum benefit of $150,000. Benefits payable under the Retirement Plan shall be payable in the form of either (i) a lump-sum cash payment, or (ii) a number of shares of MMI Common Stock equal to a director's account balance that would be paid in cash divided by 85% of the fair market value of MMI Common Stock on the last trading date before the Company receives an irrevocable election that the director elects to receive stock, rather than cash. Retirement benefits, either in the form of cash or stock, may also be deferred for a period of up to ten years beginning with retirement from the Board of Directors.

  Under the 1993 Director Stock Option Plan, non-employee directors of the Company are granted an initial non-qualified option to purchase 4,125 shares of Common Stock and annually thereafter are granted a non-qualified option to purchase 1,375 shares of Common Stock. In addition, commencing in 1998, due to suspension of the Retirement Plan, directors may also receive 2,500 performance share options annually if the Company meets performance goals for the fiscal year. Each such option will be exercisable for ten years from the date of the grant. The exercise price of each such option will be the fair market value on the date of the grant.

                               EXECUTIVE OFFICERS

  The following section provides information about the executive officers of the Company. Mr. Becker is also an executive officer.

  Paul M. Orzech, age 55, has been Executive Vice President and Chief Financial Officer of the Company since 1993.

  Anna Marie Hajek, age 49, is Executive Vice President of the Company and was named President of the MMI Healthcare Risk Services Group in 1998. She was President of the Healthcare Services Group from 1995 to 1998 and was President of the Company's risk management services subsidiary, MMI Risk Management Resources, Inc. from 1992 to 1997. Ms. Hajek joined the Company in 1985.

  Steve A. Schleisman, age 53, was Executive Vice President of the Company and President of the MMI Insurance Group until his resignation in January 1998. Prior to joining the Company in 1995, he served as President of American International Underwriters-North America, a subsidiary of American International Group.

  Ian G. Sinclair, age 53, has been Chief Executive Officer of Unionamerica Insurance Company Limited since 1997. He was Managing Director-Underwriting of Unionamerica from 1984 to 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of December 31, 1997, by each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

                                                            AMOUNT AND
                                                            NATURE OF
                                                            BENEFICIAL PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNERSHIP  OF CLASS
------------------------------------                        ---------- --------
FMR Corp. (1) ............................................. 1,402,649    7.4
 82 Devonshire Street
 Boston, Massachusetts 02109
The Prudential Insurance Company of America (2)............ 1,263,472    6.7
 751 Broad Street
 Newark, New Jersey 07102
Wellington Management Company, LLP (3)..................... 1,144,900    6.1
 75 State Street
 Boston, Massachusetts 02109
Franklin Resources, Inc. (4)............................... 1,119,100    5.9
 777 Mariners Island Blvd.
 San Mateo, California 94404

-------------------
(1) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1997. With respect to those shares, FMR Corp. had the sole power to direct the disposition of 1,402,649 shares.

(2) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1997. With respect to those shares, The Prudential Insurance Company of America had the sole power to vote 693,830 shares, shared power to vote 569,642 shares, the sole power to direct the disposition of 693,830 shares, and shared power to direct the disposition of 569,642 shares.

(3) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1997. With respect to those shares, Wellington Management Company, LLP had shared power to vote 917,400 shares, and shared power to direct the disposition of 1,144,900 shares.

(4) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1997. With respect to those shares, Franklin Resources, Inc. had the sole power to vote 988,900 shares, and the sole power to direct the disposition of 1,119,100 shares.

  The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of December 31, 1997 by each director, director nominee and named executive officer of the Company and all directors, director nominees and executive officers of the Company as a group.

                                                           AMOUNT AND
                                                            NATURE OF
                                                           BENEFICIAL   PERCENT
NAME OF BENEFICIAL OWNER                                  OWNERSHIP (1) OF CLASS
------------------------                                  ------------- --------
DIRECTORS AND DIRECTOR NOMINEES
 Richard R. Barr (2).....................................      10,836       *
 B. Frederick Becker (3) (4) (5).........................     381,984     2.0
 George B. Caldwell (2)..................................      29,553       *
 K. James Ehlen, M.D. (2)................................       4,125       *
 F. Laird Facey, M.D. (2)................................      34,217       *
 Alan C. Guy.............................................          --       *
 William M. Kelley (2)...................................      10,474       *
 Andrew D. Kennedy (2)...................................       7,336       *
 Timothy R. McCormick (2)................................      11,701       *
 Gerald L. McManis (3)...................................     204,826     1.1
 Scott S. Parker (2).....................................      10,697       *
 Edward C. Peddie (2)....................................      13,254       *
 Joseph D. Sargent (2)...................................      14,045       *
 Robert A. Spass.........................................      38,614       *
CERTAIN EXECUTIVE OFFICERS
 Anna Marie Hajek (3) (4)................................      76,174       *
 Paul M. Orzech (3) (4)..................................      63,872       *
 Steve A. Schleisman (3).................................      34,995       *
 Ian G. Sinclair (3).....................................     281,653     1.5
ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE
OFFICERS AS A GROUP
 (18 persons)............................................   1,228,356     6.1

-------------------
*Represents less than 1% of the Common Stock.

(1) Includes shares of Common Stock and options, exercisable within sixty days, to purchase shares of Common Stock. Except as noted below, each of the persons identified above holds exclusive voting and investment power over the shares of Common Stock beneficially owned.
(2) Includes options granted under the 1993 Director Stock Option Plan as follows: Dr. Ehlen--4,125 options; Mr. Kennedy--5,500 options; each other noted director, 9,625 options.
(3) Includes options granted under the 1993 Employee Stock Plan, or in the case of Mr. Sinclair, replacement options received in connection with the acquisition of Unionamerica, as follows: Mr. Becker--274,875 options; Mr. McManis--15,000 options; Mr. Sinclair--180,517 options; Ms. Hajek--71,250 options; Mr. Orzech--46,000 options; Mr. Schleisman--33,000 options.
(4) Messrs. Becker, Orzech, and Ms. Hajek have voting and dispositive power over 187,000 shares solely in their capacities as trustees of the Company's Amended and Restated Savings and Profit Sharing Plan (401(k)).
(5) Does not include 50,000 shares that Mr. Becker may be deemed to own indirectly by virtue of an interest in a private investment limited partnership. Mr. Becker disclaims beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Directors, Director Nominees and their Affiliates

  Certain directors of the Company and the health systems and employers with which they are affiliated obtained insurance or consulting services in 1997 from the Company's subsidiaries in the ordinary course of business at the Company's customary and standard rates. These directors and their affiliated hospitals are K. James Ehlen, M.D., President of Allina Health System; Alan C. Guy, President and Chief Executive Officer of

Covenant Health; Timothy R. McCormick, President of Unity Health System; Scott
S. Parker, President and Chief Executive Officer of Intermountain Health Care, Inc. and Edward C. Peddie, President and CEO of SantaFe HealthCare. Premiums and consulting and fee revenues from these healthcare institutions were not material to the Company's operations in 1997. See also "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

  Beachcroft Stanleys, London solicitors, of which Mr. Kennedy is a Partner, provided legal services to the Company in 1997 at their standard rates. Such legal fees amounted to less than 5% of Beachcroft Stanleys' total revenues in 1997.

  Dr. Facey's director fees in 1997 were paid to F. Laird Facey M.D., Inc. Such director fees exceeded 5% of the revenues for such corporation. In addition, medical malpractice premiums paid to the Company by such corporation exceeded 5% of its revenues.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and beneficial owners of more than ten percent of any class of the Company's equity securities to file reports of ownership on Forms 3,4 and 5 with the Securities and Exchange Commission. Dr. Facey did not file a timely report on Form 4 with regard to the acquisition of 1,000 shares of Common Stock on May 9, 1997 by a pension trust over which he has control. Such Form 4 was filed on June 18, 1997.

                             EXECUTIVE COMPENSATION

COMPENSATION AND OPTION TABLES

  The following table summarizes the compensation of the Company's chief executive officer and the next most highly compensated executive officers of the Company for 1997.

                           SUMMARY COMPENSATION TABLE

                                                          LONG TERM
                           ANNUAL COMPENSATION          COMPENSATION
                    --------------------------------- -----------------
NAME AND
PRINCIPAL                              OTHER ANNUAL   OPTION               ALL OTHER
POSITION       YEAR  SALARY   BONUS   COMPENSATION(1) AWARDS PAYOUTS(2) COMPENSATION(3)
-------------  ---- -------- -------- --------------- ------ ---------- ---------------
B. Frederick
 Becker        1997 $519,000 $275,000        -        25,000     -          $38,000
 Chairman and
 Chief Execu-
 tive          1996  467,000  240,000        -          -        -           23,000
 Officer       1995  408,000  347,000        -          -        -           22,000
Ian G.
 Sinclair      1997  542,000  394,000    $273,000       -     $38,000        24,000
 Chief Execu-
 tive Offi-
 cer,          1996  450,000  466,000        -        96,000   77,000        23,000
 Unionamerica  1995  441,000  524,000        -          -      37,000        22,000
 Insurance
 Co. Ltd.
Paul M.
 Orzech        1997  283,000   87,000        -         6,000     -           22,000
 Executive
 Vice Presi-
 dent and      1996  271,000   72,000        -        13,000     -           15,000
 Chief Finan-
 cial Officer  1995  256,000   92,000        -        17,000     -           15,000
Steve A.
 Schleisman
 (4)           1997  254,000   15,000        -         2,000     -           74,000
 Executive
 Vice Presi-
 dent          1996  250,000   17,000        -         2,000     -           67,000
 President,    1995   57,000   17,000        -        50,000     -             -
 MMI Insur-
 ance Group
Anna Marie
 Hajek         1997  232,000   70,000        -         4,000     -           20,000
 Executive
 Vice Presi-
 dent;         1996  218,000   60,000        -        13,000     -           15,000
 President,    1995  187,000   95,000        -        13,000     -           15,000
 MMI
 Healthcare
 Risk Serv-
 ices Group

-------------------
(1) In connection with the acquisition of Unionamerica, the Company terminated certain of Unionamerica's executive compensation plans. Mr. Sinclair received $273,000 in 1997 related to accelerated payment of awards previously granted under such plans.

(2) For Mr. Sinclair, amounts include payments received pursuant to Unionamerica's Loan Stock Plan, which has been terminated.

(3) 1997 amounts include compensation as follows:

                                                                     RETIREMENT
                                          401(K) PLAN LIFE INSURANCE EQUITY PLAN
                                          ----------- -------------- -----------
     Mr. Becker..........................   $15,000       $8,000       $15,000
     Mr. Sinclair........................      -          24,000          -
     Mr. Orzech..........................    15,000        1,000         6,000
     Mr. Schleisman......................    15,000       54,000         5,000
     Ms. Hajek...........................    15,000        1,000         4,000

(4) Mr. Schleisman resigned in January, 1998.

  The following table shows the total number of options granted to each of the named executive officers during 1997 (both as a number of shares of Common Stock and as a percentage of all options granted to employees during 1997) and, for each of these grants, the exercise price per share of Common Stock, option expiration date and potential realizable value at the termination date.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  POTENTIAL
                                                             REALIZABLE VALUE AT
                                                               ASSUMED ANNUAL
                                                               RATES OF SHARE
                                                             PRICE APPRECIATION
                                                             FOR OPTION TERM (1)
                                                             -------------------
                        PERCENT
                       OF TOTAL
                        OPTIONS
             NUMBER OF  GRANTED
              OPTIONS     TO     EXERCISE
              GRANTED  EMPLOYEES   PRICE
NAME          IN 1997   IN 1997  PER SHARE  EXPIRATION DATE     5%       10%
----         --------- --------- --------- ----------------- -------- ----------
B. Freder-
 ick Becker   25,000     15.1     $29.25   February 26, 2007 $460,000 $1,165,000
Ian G.
 Sinclair
 (2)             -         -         -             -            -         -
Paul M.
 Orzech (3)    3,000      1.8      29.25       Repriced         -         -
               3,000      1.8      22.75   February 26, 2007   43,000    109,000
Steve A.
 Schleisman
 (3)           1,000      0.6      29.25       Repriced         -         -
               1,000      0.6      22.75   February 26, 2007   14,000     36,000
Anna Marie
 Hajek (3)     2,000      1.2      29.25       Repriced         -         -
               2,000      1.2      22.75   February 26, 2007   29,000     73,000

-------------------
(1) The potential realizable values were calculated by assuming that the value of the Common Stock appreciates from the exercise price on the date of grant to the expiration date of the options at the alternate assumed annual rates of 5% and 10%.
(2) For Mr. Sinclair, does not include 180,517 options granted to replace, at comparable terms, options granted in prior years by Unionamerica.
(3) For Mr. Orzech and Schleisman and Ms. Hajek, options with an expiration date of February 26, 2007 were repriced on April 17, 1997.

  The following table shows, for each of the named executive officers, the number of unexercised options held at December 31, 1997 and the aggregate dollar value of unexercised options that are in-the-money based on the market value of the Company's Common Stock as of December 31, 1997. There were no exercises of options by named executive officers in 1997.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                        VALUE OF UNEXERCISED
                                  NUMBER OF                 IN-THE-MONEY
                                 OPTIONS AT                  OPTIONS AT
                              DECEMBER 31, 1997          DECEMBER 31, 1997
NAME                      EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
----                      ------------------------- ----------------------------
B. Frederick Becker......           274,875/-               $3,515,000/-
Ian G. Sinclair..........           180,517/-                2,301,000/-
Paul M. Orzech...........            46,000/-                  326,000/-
Steve A. Schleisman......       33,000/20,000              30,000/18,000
Anna Marie Hajek.........            71,250/-                  674,000/-

-------------------
(1) These values are calculated by determining the difference between the fair market value of the Common Stock at December 31, 1997 which was determined to be $25 1/8 per share, the closing price on the New York Stock Exchange at such date, and the exercise price of the option.

  The following table sets forth information regarding repricing of options held by any executive officer during the last ten completed fiscal years.

                           TEN-YEAR OPTION REPRICINGS

                                                                               LENGTH OF
                                                                               ORIGINAL
                                                                                OPTION
                                                   MARKET                        TERM
                                                  PRICE OF  EXERCISE           REMAINING
                                        NUMBER OF STOCK AT  PRICE AT    NEW     AT DATE
NAME AND PRINCIPAL                       OPTIONS   TIME OF   TIME OF  EXERCISE    OF
POSITION                      DATE      REPRICED  REPRICING REPRICING  PRICE   REPRICING
------------------            ----      --------- --------- --------- -------- ---------
                                                                                (YEARS)
Paul M. Orzech.......... April 17, 1997   3,000    $22.75    $29.25    $22.75     9.9
 Executive Vice
  President and
 Chief Financial Officer
Steve A. Schleisman..... April 17, 1997   1,000     22.75     29.25     22.75     9.9
 Executive Vice
  President;
 President, MMI
  Insurance Group
Anna Marie Hajek........ April 17, 1997   2,000     22.75     29.25     22.75     9.9
 Executive Vice
  President;
 President, MMI
  Healthcare Risk
  Services Group

PENSION PLAN

  The following table sets forth the estimated annual pension benefits payable upon retirement to Unionamerica employees under the Unionamerica (1993) Pension Scheme (the "Pension Plan") formula to persons in the specified remuneration and years of service classifications.

                                              ESTIMATED ANNUAL PENSION FOR
                                            REPRESENTATIVE YEARS OF CREDITED
                                                         SERVICE
                                         ---------------------------------------
PENSIONABLE SALARY                         15      20      25      30      35
------------------                       ------- ------- ------- ------- -------
$125,000................................ $31,250 $41,667 $52,083 $62,500 $72,917
150,000.................................  37,500  50,000  62,500  75,000  87,500
175,000.................................  43,750  58,333  72,917  87,500 102,083
200,000.................................  50,000  66,667  83,333 100,000 116,667
225,000.................................  56,250  75,000  93,750 112,500 131,250
250,000.................................  62,500  83,333 104,467 125,000 145,883
300,000.................................  75,000 100,000 125,000 150,000 175,000
400,000................................. 100,000 133,333 166,667 200,000 233,333
450,000................................. 112,500 150,000 187,500 225,000 262,500
500,000................................. 125,000 166,667 208,333 250,000 291,667

  Pension Plan benefits are based on an employee's pensionable salary and years of credited service with the Company. Under the terms of the Pension Plan, the pensionable salary used to determine benefits shown in the table above is the greater of the employee's pensionable salary on the date of retirement or the highest pensionable salary for such employee in the last five years. Pensionable salary for the purpose of determining benefits means solely compensation listed in the "Salary" column of the Summary Compensation Table. As of December 31, 1997, the number of years of credited service for Mr. Sinclair was 24 years.

  Annual pension amounts shown in the table above are not subject to any offset or deduction for U.K. government-provided benefits. Total pension benefits shown in the table are subject to certain limitations imposed by the Inland Revenue. Benefits therefore will be restricted should any participating employee's total benefits exceed such limitations.

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Introduction

  The Company's executive compensation program is administered by the Personnel and Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of no fewer than three non-employee Directors, who are appointed by the Board of Directors to serve a one year term.

  The Committee functions to:

  . establish, approve, and review annually the terms of employment including the compensation for the Chief Executive Officer of the Company, based upon an appraisal of the performance of the Chief Executive Officer, and where appropriate, negotiate and execute contracts with such employee;

  . approve and review periodically compensation process, programs, incentives, and other employee benefit plans;

  . monitor and oversee the establishment of employment contracts made with other executive officers or other key employees;

  . review and recommend action by the Board of Directors with respect to the compensation of directors;

  . administer the Company's Return on Equity Plan ("ROE Plan"), 1993
    Employee Stock Plan ("Stock Plan"), 1995 Employee Stock Investment Plan ("ESIP"), Long Term Incentive Plan of 1997, and Retirement Equity Plan ("REP"); and

  . perform other duties with regard to the compensation of officers and other key executives of the Company as the Board of Directors may request or are appropriate within the intention of the foregoing.

  As outlined above, the Committee specifically determines the total compensation for the Company's Chief Executive Officer, B. Frederick Becker, and considers for approval recommendations made by the Chief Executive Officer with regard to other officers and key employees, including the Company's next most highly paid executive officers; Ian G. Sinclair, Paul M. Orzech, and Anna Marie Hajek, who are collectively referred to as the "Named Executives."

Compensation Policies for the Named Executives

  The Committee's compensation policies and programs are designed to: 1) reward performance, 2) attract and retain qualified executives, and 3) integrate pay with the Company's long-term and annual performance goals. The Company's compensation package consists of base compensation, an annual bonus based upon the achievement of annually established goals, stock options and other long-term compensation strategies.

 Annual Base Pay

  The base pay of each executive officer is set at the level that the Committee believes is appropriate with consideration for industry standards, performance, and scope of responsibility in relation to other officers and key employees within the Company. Salaries for executive officers are reviewed annually by the Committee.

 Annual Incentive (Bonus) Program

  The Company maintains bonus plans that are designed to attract and retain well qualified executives and to focus executives' attention on key corporate, business unit and individual objectives. Such plans include performance targets established at the beginning of the fiscal year, with awards granted based on actual performance as compared to targets. Each of the Named Executives participates in the Company's annual incentive program. Awards are approved annually by the Committee.

  The Company's principal incentive plan is its Officer Incentive Plan (the "Incentive Plan"). At the beginning of each Incentive Plan year, the Committee recommends an aggregate annual award budget and establishes a profit target. Individual performance goals, both quantitative and qualitative, are established for each participant. Potential awards generally range between 15% to 35% of base salary, with the percentage determined by level within the organization. Individual performance determines 67% of the employee's incentive award; the Company's performance determines 33% of an employee's award.

  At year end, both Company and individual performance are assessed. If the Company does not achieve the profit target, it is intended but not required that the 33% Company component will not be paid. In 1997, the Company did not reach its operating profit target; therefore, the 1997 incentive awards reflected only the 67% individual component. If Company profits equal or exceed the predetermined profit target, the Committee may recommend that the Board of Directors increase the amount for each participant by a factor of up to 25% of the total award. The maximum amount that can be paid under the Incentive Plan is 125% of the budgeted incentive amount. No such award was made for 1997.

 Employee Stock Plan

  The purpose of the Stock Plan is to promote the long-term growth of the Company by rewarding key management employees with a proprietary interest in the Company for outstanding long-term performance and to attract, motivate and retain highly qualified and capable management employees.

  The Committee may, at its discretion, make awards to participants under the Stock Plan in the form of non-qualified stock options, incentive stock options, or restricted stock, or a combination thereof. The maximum number of shares which the Committee may issue under the Stock Plan is 2,308,000 shares. As of December 31, 1997, there were 1,582,000 stock options outstanding pursuant to the Stock Plan, which included 571,000 options granted to Unionamerica employees pursuant to the Acquisition Agreement to replace, at comparable terms, options granted in prior years by Unionamerica.

 Return on Equity Incentive Plan

  The Company's ROE Plan is maintained by the Company to assist in attracting and retaining management personnel for the Company and to encourage executives to strive for outstanding results in the operation of the Company from year to year. The ROE Plan is intended to provide an incentive comparable to equity participation in the performance of the Company.

  The Committee designates participants and their class of participation in the ROE Plan. Mr. Becker and Orzech and Ms. Hajek participate in the ROE Plan. Awards under the ROE Plan are calculated by multiplying a participant's base salary by an ROE factor which is a function of the Company return on equity and the participant's class of participation. Return on equity, as defined in the ROE Plan, is the ratio of operating earnings per share to book value per share. ROE factors may range from zero, if ROE is less than 14%, to a maximum of 40% to 60% of base salary if ROE exceeds 14%. Awards vest over a period of 40 months following the end of an ROE Plan year, and may be adjusted over the vesting period based on the development, if any, of the Company's loss reserves.

  The Company's return on equity for 1997 was less than the target specified in the ROE Plan. In 1997, the Company paid awards relating to the 1993, 1994 and 1995 ROE Plan years.

Repricing of Options

  On April 17, 1997, the Committee repriced all stock options granted on February 26, 1997 to Mr. Orzech, Mr. Schleisman, Ms. Hajek and non-executive employees. The exercise price for such options was reset from $29.25 per share to $22.75 per share, the fair market value of the Company's common stock on that date. The original vesting schedule and expiration dates remained unchanged. The 25,000 stock options granted to Mr. Becker were not repriced. The options were repriced to provide greater incentive for employees to increase the Company's revenues and profits and to retain experienced employees and executives.

1997 Compensation for the Chief Executive Officer

  Mr. Becker is eligible to participate in all of the Company's compensation programs. The Committee considers industry standards and annual performance with respect to goals established by the Committee in determining his base compensation. In 1997, the Company increased Mr. Becker's salary by 11% to $519,000. The increase related to accomplishment of performance objectives in 1996, continued success in achieving long-term corporate objectives and industry compensation standards. The Committee established performance goals for Mr. Becker for 1997 that consisted of financial, operational and management objectives, with heaviest weighting given to financial objectives. The Committee determined that Mr. Becker had achieved 65% of his goals and objectives relative to his bonus target for 1997 and awarded Mr. Becker a bonus of $204,000 under the Incentive Plan as compensation for this achievement. Mr. Becker received $71,000 pursuant to the ROE Plan in 1997 relating to the 1993, 1994 and 1995 ROE Plan years.

  The Committee believes the compensation to the Company's Chief Executive Officer and Named Executives to be reflective of Company performance within the scope of industry standards.

Personnel and Compensation Committee of the MMI Companies, Inc. Board of
Directors:

  Joseph D. Sargent F. Laird Facey, M.D. William M. Kelley Scott S. Parker (Chairman)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  The Personnel and Compensation Committee consists of Messrs. Sargent, Kelley and Parker and Dr. Facey. No executive officer of the Company served as a director or member of the compensation committee of any entity whose executive officers served on the Board of Directors or Personnel and Compensation Committee of the Company.

EMPLOYMENT AGREEMENTS

Mr. Becker

  The Company is a party to an employment agreement dated May 1, 1997, with its Chairman and Chief Executive Officer, B. Frederick Becker. In that employment agreement, the Company agreed to pay Mr. Becker a salary of not less than $531,300 per annum. If the Company achieves the financial, operational and managerial goals mutually agreed to by Mr. Becker and the Personnel and Compensation Committee of the Board of Directors, Mr. Becker will receive a bonus of up to 60% of his annual salary. Mr. Becker is also entitled to an annual perquisite allowance of $35,000 and to participate in any employee benefits available to senior executives, including any retirement, hospitalization, group life insurance or similar program of the Company. The Company also agreed to pay Mr. Becker a lump sum equal to one and one-half times his annual salary if the Company terminates his employment without cause.

  Mr. Becker's employment agreement provides that the Company will pay Mr. Becker an amount equal to two times his annual salary and maximum bonus if any of the following events occur within twelve months of a Change of Control (as defined) of the Company: (a) an involuntary termination of Mr. Becker's employment except for death, permanent disability or cause or (b) the voluntary termination of Mr. Becker's employment within sixty days of either (i) a reduction in his responsibilities, title, salary, bonus opportunity or benefits or (ii) a relocation of the Company's principal place of business in excess of seventy-five miles from its existing location. Such employment agreement defines a Change of Control as either (a) the acquisition of beneficial ownership of more than 50% of the Company's outstanding stock or the combined voting power of the Company's then outstanding securities by any individual, entity, controlled group of entities, or group of individuals or entities acting in concert for the purpose of controlling the Company, or (b) the approval of the stockholders of the Company of i) a reorganization, merger or consolidation, in each case where stockholders immediately prior to such reorganization, merger or consolidation do not immediately thereafter own more than 50% of the reorganized, merged or consolidated Company's then outstanding securities, ii) a liquidation or dissolution of the Company, or iii) the sale of all or substantially all of the Company's assets.

Mr. Sinclair

  The Company has entered into an employment contract with Mr. Sinclair, as Chief Executive Officer of Unionamerica. The Company has agreed to employ Mr. Sinclair until the earlier to occur of i) the termination of his employment by the Company upon not less than three months' written notice or ii) the day upon which he attains the age of 65 years or such other age as may be determined by the Board of Directors as the retirement age.

  The base salary of Mr. Sinclair is $519,000, or such salary as may from time to time be agreed in writing. He is also entitled to participate in the Company's pension, health insurance, profit sharing and incentive plans from time to time, to be reimbursed for out-of-pocket expenses incurred in the course of employment and to receive use of company automobiles.

  Mr. Sinclair can terminate his employment upon not less than two months' written notice to the Company. The Company can terminate his employment at any time with or without cause. If the Company terminates his employment with cause, Mr. Sinclair is entitled to receive only accrued but unpaid salary as of the date of termination. If the Company terminates his employment without cause, Mr. Sinclair is entitled to receive a payment in lieu of salary and other benefits for three months. In addition, Mr. Sinclair has agreed i) for a period of six months after termination of his employment not to entice certain employees of the Company away from the Company and not to solicit certain clients of the Company and ii) for a period of four months after termination of employment, not to engage in any competing business in the London Market.

Mr. Schleisman

  In January 1998, the Company entered into an agreement with Mr. Schleisman, whereby Mr. Schleisman resigned. The Company agreed to continue Mr. Schleisman's salary of $255,000 for twelve months and provide certain employee benefits for a twelve month period. In addition, all unvested stock options previously granted lapsed, and the Company continued its previous agreement to pay Mr. Schleisman $1,000,000 upon the attainment of age 65 or death, whichever occurs first. Mr. Schleisman agreed not to solicit employees of the Company for a two year period.

Other Executive Officers

  The Company is a party to agreements with Messrs. McManis and Orzech and Ms. Hajek. In those agreements, the Company agrees to pay such executive officers a lump sum equal to one and one-half times their annual salary if any of the following events occur within twelve months of a Change of Control (as defined) of the Company: (a) an involuntary termination of such executive officer's employment except for death, disability or cause or (b) the voluntary termination of such executive officer's employment within sixty days of either
(i) a reduction in their responsibilities or base salary or (ii) a relocation of the Company's principal place of business in excess of fifty miles from its existing location. Such employment agreement defines a Change of Control as either (a) a reconstitution of more than 50% of the Board of Directors of the Company within any consecutive twelve month period or (b) an accumulation of more than 50% of the Company's outstanding stock by any individual, entity, controlled group of entities, or group of individuals or entities acting in concert for the purpose of controlling the Company.

STOCK PRICE PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total returns for the Company, the S&P 500 index and an index of peer companies selected by the Company, for the period from June 24, 1993, the date of the Company's initial public offering of Common Stock, through December 31, 1997. The chart assumes an initial investment of $100.00 and reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
        AMONG MMI COMPANIES, INC., S&P 500 INDEX AND COMPANY PEER GROUP

                                      LOGO

                        6/24/93 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
                        ------- -------- -------- -------- -------- --------
   MMI Companies, Inc.  $100.00  $111.59  $119.67  $182.69  $247.49  $194.96
   S&P 500 Index         100.00   106.75   108.11   148.74   182.89   243.91
   Company Peer Group    100.00    93.35    94.27   139.62   169.51   241.74

  The Company's peer group includes the companies that comprise the S&P Property-Casualty Insurance Index: The Allstate Corporation, The Chubb Corporation, Cincinnati Financial Corporation, General Re Corporation, Loews Corporation, MGIC Investment Corporation, Progressive Corporation, Safeco Corporation, The St. Paul Companies, Inc. and USFG Corporation. The companies in the peer group are weighted by market capitalization as of the beginning of the measurement period. The company peer group changed from the prior year due to the addition of Cincinnati Financial Corporation and Progressive Corporation to the S&P Property-Casualty Insurance Index and the elimination of Frontier Insurance Group, Inc., The Hartford Steam Boiler Inspection and Insurance Company, MAIC Holdings, Inc., and Mutual Risk Management Ltd. from the Company peer group due to immateriality. Had the composition of the peer group remained unchanged from year to year, its total return in 1997 would have been 42.8%, resulting in a cumulative total return through 1997 of 142.0%.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors and its Audit Committee recommend the ratification of the appointment of Ernst & Young LLP, independent auditors, to audit the Company's financial statements for the fiscal year ending December 31, 1998. An appropriate resolution ratifying such appointment will be submitted to the stockholders at the Annual Meeting. The shares represented by the accompanying proxy will be voted for the ratification of the appointment of Ernst & Young LLP, which has served as independent auditor of the Company since 1983. If such resolution is not adopted, management will reconsider such appointment. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she wishes, and will be available to respond to appropriate questions of stockholders.

STOCKHOLDER PROPOSALS

  If any stockholder wishes to propose a matter for consideration at the Company's annual meeting to be held in April 1999, the proposal should be sent to the Secretary of the Company, Wayne A. Sinclair, at the principal executive offices of the Company. A proposal must be received by the Company by November 22, 1998 in order to be considered for inclusion in the Company's 1999 annual meeting Proxy Statement and form of Proxy which is expected to be mailed in March of 1999.

                                    By order of the Board of Directors

                                    LOGO

                                    Wayne A. Sinclair
                                    Secretary

                                    March 19, 1998

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST ADDRESSED TO PAUL M. ORZECH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, MMI COMPANIES, INC., 540 LAKE COOK ROAD, DEERFIELD, ILLINOIS 60015.

                                      LOGO

PROXY                                                                      PROXY

                              MMI COMPANIES, INC.
                          DEERFIELD, ILLINOIS, U.S.A.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints B. Frederick Becker and George B. Caldwell, or any one of them, with power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of the stockholders of MMI Companies, Inc. (the "Company") to be held on April 16, 1998, and at any adjournments thereof, with all powers which the undersigned would possess if personally present, and to vote, as and to the extent indicated below all shares of stock which the undersigned may be entitled to vote at said meeting or any adjournments thereof, upon all matters that may properly come before the meeting, including the matters listed on the reverse side of this card which are more fully described in the Notice of Annual Meeting and Proxy Statement relating to said meeting. The shares represented by this proxy will be voted as and to the extent directed on the reverse side hereof. If no directions are given, the proxies will vote:
(a) FOR the election of all listed director nominees, (b) in accordance with the Board of Directors' recommendation on the other matters listed on the reverse side of this card, and (c) at their discretion on any other matter that may properly come before the meeting.

If you do not sign and return a proxy card, or attend the meeting, your shares cannot be voted.

The Board of Directors recommends a vote "FOR" items 1 and 2.

ITEM 1.  ELECTION OF ALL DIRECTOR NOMINEES:

      FOR all nominees                                      WITHHOLD
      listed at right                                   AUTHORITY to vote
     *(except as marked                              for all nominees listed
     to the contrary).                                      at right.

            [_]                                                [_]

*Richard R. Barr, George B. Caldwell, F. Laird Facey, M.D., Alan C. Guy, Timothy
R. McCormick, Scott S. Parker, Joseph D. Sargent, Robert A. Spass
*EXCEPTIONS
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------
ITEM 2.  RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                  FOR                 AGAINST            ABSTAIN

                  [_]                   [_]                [_]


I PLAN TO ATTEND THE MEETING [_]

Please sign this proxy and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

Dated:_______________, 1998


----------------------------
          Signature

----------------------------
 Signature, if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.